UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

 [ ]     Preliminary Proxy Statement
 [ ]     Definitive Proxy Statement
 [ ]     Definitive Additional Materials

 [X]     Soliciting Material Pursuant to Section 240.14a-12

                                  Filing by:

                      AMERICAN WATER WORKS COMPANY, INC.

______________________________________________________________________________
             (Name of each Registrant as Specified in its Charter)

______________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)    Title of each class of securities to which transaction applies:

           _______________________________________________________________

     2)    Aggregate number of securities to which transaction applies:

           _______________________________________________________________


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           _______________________________________________________________


     4)    Proposed maximum aggregate value of transaction:

           _______________________________________________________________


     5)    Total fee paid:

           _______________________________________________________________


 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount previously paid:

         _______________________________________________________________



      2)   Form, Schedule or Registration Statement No.:

         _______________________________________________________________



      3)   Filing Party:

         _______________________________________________________________



      4)   Date Filed:

         _______________________________________________________________

         Item 1: Press Release dated as of September 17, 2001





Immediate Release






 American Water Works to be Acquired by RWE in $4.6 Billion Cash Transaction;

       Compelling Combination of Companies to Produce Powerful New Force
                          in World Water Marketplace



Voorhees, NJ -- (September 17, 2001) - American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded water services company in the United States, and RWE AG, a leading international provider of electricity, gas, water and wastewater management services, today announced that they have entered into a definitive agreement under which RWE will purchase all the outstanding shares of American Water at a price of US$46 per share in cash.

         RWE's all-cash proposal represents a premium of 36.5% to the average closing price of American Water shares over the 30 trading days ended September 10, 2001, and a 29.5% premium above the all-time high closing price of $35.52. The proposed transaction has a total value of approximately US$7.6 billion, including the assumption of approximately US$3.0 billion in debt American Water had outstanding as of June 30, 2001.

         Upon completion of the transaction, American Water will be combined with the U.S. operations of Thames Water, RWE's London-based international water services business. American Water will manage the joint operations in North and South America. American Water's CEO, Jim Barr, will report directly to Bill Alexander, CEO of Thames Water.



Continued . . .

         The transaction is expected to take more than a year to complete, following approval by American Water's shareholders and appropriate state regulatory agencies. It is expected to have no effect on the Company's previously announced plans to acquire Azurix North America as well as the water and wastewater assets of Citizens Communications, or to sell its Salisbury, MA operations and divest its New England operations to Aquarion.

         Commenting on the transaction, Dr. Dietmar Kuhnt, President and Chief Executive Officer of RWE, stated: "We are extremely pleased to have reached this agreement with American Water Works, the largest and most geographically diversified water services company in the US. In addition to providing us with a top position in the U.S., the acquisition of American Water will further establish RWE as a global leader in the provision of water services. The development of RWE's world-class water business, in turn, will provide greater balance to our core utility portfolio and allow us to deliver enhanced growth and shareholder value."

         Bill Alexander, Chief Executive Officer of Thames Water, said, "American Water provides RWE and Thames Water with a highly respected management team and a strong platform for developing our water business in North, Central and South America, which are among the world's largest and fastest-growing markets. Together, we will strengthen our ability to serve the interests of our customers and employees. RWE and Thames, like American Water, are strongly committed to preserving the environment, participating in local activities, and otherwise adding value to the communities in which we operate."

         On behalf of the American Water Works Board of Directors, Chairman Marilyn Ware commented that, "our professional heritage and expertise are consistent with those of RWE and Thames Water. This transaction pairs us with strong international partners and positions us perfectly to continue the momentum we've created toward becoming the water resources manager of choice in the U.S."

         American Water Works President and Chief Executive Officer J. James Barr, who will lead the integrated water services operations for the Americas, described the transaction "a compelling combination of companies that will create a powerful new force in the world water market and deliver value for our customers, our shareholders, our associates, and the communities we serve.

Continued . . .

Over the years, through multiple consolidations, we have been able to enhance our ability to address water resource issues throughout the U.S. Joining forces with Thames Water and RWE is the next logical step in a growth strategy based on the delivery of vital community services," Barr said.

         Commenting on the tragic events of September 11th, RWE's Dr. Kuhnt said, "The RWE family around the world mourns the loss of innocent life suffered in America last week. With more than 16,000 of our employees based in the United States, we share America's horror, grief and outrage. Rather than delay, we are making this announcement today because we believe it is more important than ever to show the world that we are investing in America. We believe in the courage and resiliency of its people and remain ever confident in its future."

         Merrill Lynch and Morgan Stanley served as financial advisors to RWE and Goldman Sachs & Co. served as financial advisor to American Water.


About RWE

RWE is a leading international multi-utility company. Its core businesses are electricity, natural gas, water, waste management and services. In financial year 2000/2001, the RWE Group's 172,000 employees worldwide generated sales of approximately US$57 billion. The Group has 12 major operating subsidiaries. More information on RWE can be found at www.RWE.com.


About Thames Water

With more than 14,000 employees in 44 countries, Thames Water provides water and wastewater services to approximately 43 million customers, ranking it as the third-largest water company worldwide. The London-based company has led all of the international water services activities of the RWE Group since November 2000. In the UK, the company is the leading supplier of water and wastewater services. Thames Water also delivers water services to customers through international operations in North and South America, Asia-Pacific, Eastern Europe and the Mediterranean. In the United States, Thames Water operates Westfield, NJ based water company E-Town Corporation, which supplies fresh water to approximately 1 million people in New Jersey. More information on Thames Water can be found at www.thames-water.com.

Continued . . .

About American Water Works

With annual revenues of $1.4 billion, American Water Works Company is the nation's largest publicly traded enterprise devoted exclusively to the water and wastewater business. Its 5,000 associates provide water, wastewater and other water resource management services to more than 10 million people in 1,300 communities throughout the U.S. More information can be found on the Web at www.amwater.com and a conference call with analysts about this annoucement will be available on that website at 2:00 p.m. (EDT) today.

Editors please note:  Summary fact sheet attached.

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by American Water Works and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed or furnished by American Water with the SEC at the SEC's web site at www.sec.gov. The proxy statement and other documents filed or furnished by American Water Works may also be obtained for free by directing a request to American Water at (856) 346-8200.

Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of American Water shareholders to approve the merger at the following address: American Water Works Company, Inc; 1025 Laurel Oak Road; P.O. Box 1770; Voorhees, NJ 08043.


Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.



Continued . . .

      Fast    [American          [Thames           [RWE Logo]
      Facts   Water Works        Water Logo]
              Company Logo]

Headquarters  Voorhees, NJ       London, U.K.      Essen, Germany


        CEO  Jim Barr           Bill Alexander     Dietmar Kuhnt

 Businesses  Water, wastewater  Water, wastewater  Primarily energy and
             services           services, other    utilities (electricity, gas,
                                water-related      waste and recycling, water
                                products and       and wastewater services)
                                services

   Business  1,300 communities  United Kingdom,    Worldwide
   presence  in 23 states       Australia, Chile,
                                China, Indonesia,
                                Malaysia, Puerto
                                Rico, Thailand,
                                Turkey, Eastern
                                Europe, United
                                States

     Market  Nation's largest   World's 3rd        78th largest corporation
 leadership  publicly-traded    largest water      on "Fortune Global 500" list
   position  water services     services provider  (acquired Thames Water in
             company                                November 2000)

                                #1 supplier of
                                water and
                                wastewater
                                services in the
                                U.K. and Germany    Germany's 5th largest
                                                    industrial corporation

                                                    Electricity supplier:
                                                    #1 in Germany
                                                    #3 in Europe

                                                    Gas supplier:
                                                    #2 in Germany

                                                    Waste & recycling:
                                                    #1 in Germany
                                                    #3 in Europe

        Fast        [American         [Thames              [RWE Logo]
        Facts       Water Works       Water Logo]
                    Company Logo]

     People served  10 million        43 million            n/a

         Employees  5,000             17,000 (800 in U.S.)  172,000

        Market Cap  $3.5 billion      n/a                   $21 billion

          Revenues  $1.4 billion      n/a                   $44 billion (fiscal
                                                             year 2000)


        Net income  $157.4 million    n/a                   $1.1 billion

      Shareholders  43,577            n/a                   194,000

    Stock exchange  New York          n/a                   Germany,
                                                            Switzerland

     Common shares  99.6 million      n/a                   531 million

Key Business Goals  o Shareholder     o Expansion           o Shareholder value
                      value           o Customer service    o Customer service
                    o Customer        o Technological       o Expansion
                      service           superiority         o Technological
                    o Expansion                               superiority
                    o Technological
                      superiority

  Core commitments  o Customers       o Customers           o Customers
                    o Investors       o Investors           o Investors
                    o Associates      o Employees           o Employees
                    o Environment     o Environment         o Environment
                    o Community       o Community           o Community

American Water Works Contacts:

Nancy A. Macenko
Vice President External Affairs
856-566-4026

James E. Harrison
Vice President Investor Relations
856-346-8207


RWE Contacts:

Dieter Schweer
Vice President, RWE Group Corporate Communications
+49 201 121 5120

Bill McAndrews, Senior Manager, RWE Press Relations
+49 201 121 5095
+49 177 551 5302 (mobile)


                                      ##

         Item 2: Shareholder Q&A


American Water Works: RWE Acquisition
Shareholder Q&A


When will I get my $46 per share?

You will receive $46 per share shortly after the acquisition is complete. We expect it to take more than a year to close the transaction.


When will shareholders get to vote on the agreement?

A proxy statement and documents to be filed with the Securities and Exchange Commission (SEC) will be completed during the fourth quarter. At the time of the filing, a package of materials will be mailed to all shareholders of record. This package will contain a proxy card and instructions for a mail-in, telephonic and internet vote, and will also set a date, time and place for a shareholders' meeting.


Will I still be able to exercise the provisions of the shareholder rights plan?

Those rights applied in the event an acquisition of the company was attempted in a manner that excluded involvement of the company's Board of Directors in determining the company's value. This acquisition agreement was the result of negotiation and it has the approval of the Board of Directors. Therefore, we have provided that it will be excluded from the provisions of the shareholder rights plan that would result in the right to purchase additional shares.


What will happen to American Water Works stock if the transaction is not completed?

First, both companies are firmly committed to completing this transaction. However, until the closing date, as well as in the event that the transaction is not completed, American Water Works stock will remain publicly traded.


Can I still participate in the company's Dividend Reinvestment and Optional Stock Purchase plan?

No. That plan was suspended when the agreement was executed. Optional payments received by September 17, 2001 will be invested on that investment date. During the suspension of the plan, all cash dividends declared by the Company will be paid to plan participants and no further optional purchase payments will be accepted.


Continued . . .

Shareholder Q&A, page 2


Do I have to accept the $46 per share if I disagree that is a fair price?

No. Shareholders who vote against the adoption of the agreement and disagree with the per-share offer price may exercise their appraisal rights and seek a determination by the Delaware Court of Chancery as to the fair value of those shares. However, once having advised the company of their election to pursue this approach, the shareholder is entitled only to the per-share determination made by the court and is no longer entitled to the $46 per-share offer price.


Will the company's outstanding preferred stock also be redeemed at closing, and if so, at what price?

Before the transaction closes, the American Water Works 5% preferred stock issue will be redeemed for $25 per share, and the American Water Works 5% preference stock issue will be redeemed for $25.25 per share. Preferred stock of the company's subsidiaries will remain outstanding.


Will American Water Works suspend dividend payments, conduct a stock split, or otherwise change historical practices regarding its distribution of earnings while this transaction is being completed?

No. Provisions in the agreement allow the company to continue its past practices for payment of dividends and to grow those payments up to four cents per year during the time period anticipated for completion of the transaction. The agreement also allows for a "pro rata" stub period dividend, if the transaction does not close on a dividend record date.


Can stock be purchased in either Thames Water or RWE?

Common stock of Thames Water cannot be purchased since it is a subsidiary of RWE and is not publicly traded. Common stock of RWE is traded on European markets.


Will shareholders be routinely advised about the status of the transaction and regulatory approval process?

Yes. As a publicly traded company, American Water Works will continue to file financial statements and other documents required by the SEC and the New York Stock Exchange (NYSE). In addition to these public documents, news releases and other information will be made available about material events regarding the completion of this transaction.




Continued . . .

Shareholder Q&A, page 3


What impact will the acquisition costs have on the earnings of American Water Works while the transaction is pending?

Costs incurred by American Water Works are not anticipated to have a significant impact on earnings during the period required to complete the transaction.


Will American Water's financial information continue to be made available to shareholders and the public?

Yes. Until the transaction closes, American Water Works will continue to file and make available public information required by the SEC and the NYSE. We will continue to conduct our business and our public information programs consistent with our past practices.


Why has American Water Works decided to sell the company?

For several years, American Water Works has pointed out the need to consolidate the water industry. This transaction advances that goal. Additionally, the transaction will reward shareholders for their investment and support of this company over the years. The transaction will also reward customers with expanded quality service through the worldwide experience of the larger organization. Associates who built this company, as well as those who continue to invest their professional expertise each day to deliver quality service, benefit by joining an organization with significant capital resources and international opportunities.

##

Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

         Item 3: Financial Analyst Q&A



American Water Works: RWE Acquisition
Financial Analysts Q&A


How is the transaction structured?

American Water's common stock that is outstanding at the date of closing will be purchased for $46 per share. At June 30, 2001 the Company had 99,256,000 shares outstanding. American Water Works preferred stock will be redeemed and RWE will assume American Water's outstanding debt at closing. As of June 30, 2001, American Water Works had $2.9 billion in outstanding debt and preferred stock. That, combined with the value of common equity at $46 per share, results in an enterprise value for the transaction of $7.5 billion.


Why did American Water agree to this transaction?

Consolidation will define our future, as it has shaped our past. We have built the largest water company in the United States through a series of consolidations. These started with the coming together of more than 100 small water companies in the late 19th and early 20th centuries, and have continued right up through today, with our pending acquisitions of Azurix North America and the water and wastewater assets of Citizens Communications.

As Jim Barr noted in the Company's annual report, the fundamental trend in our industry toward consolidation is unstoppable - in the United States and internationally. This is because it's essential to access the capital that ensures our consumers receive reliable service, at the most affordable rates, now and in the future.

This is particularly important in a business like water services, which delivers a vital community service that is capital intensive, technologically demanding, and requires continual investment in a massive, aging and expanding infrastructure.


How do you believe this deal will change the US regulated water industry?

Consolidation within the water industry is crucial regardless of whether the assets are owned by municipalities or private investors. American Water Works was built on that business model. American Water Works knows that regulated water service provides the best long-term alternative for customers and we will continue to pursue that business model. Thames Water is experienced in providing service to a significant number of people through regulated businesses. Under their guidance, pursuit of business opportunities that advance industry consolidation will continue. At the same time, American Water Works' goal of expanding service under non-regulated agreements will be enhanced.

Continued . . .

Analysts Q&A   page 2



Why did you agree to RWE buy-out offer without putting the company on the auction block?

American Water Works did not initiate the discussions for the acquisition. However, once it agreed to begin negotiations, the Company concentrated on achieving the best possible outcome for its investors, customers and the associates who built the organization. We believe the transaction we have announced accomplishes this objective.


How long will it take to complete the transaction?

In addition to shareholder approvals, we anticipate regulatory review in more than half of the states in which we operate, and estimate at least a year will be required to complete that process.


What states will need to review this transaction?

At the present time, a final determination is under review.


Do you anticipate difficulties with the approval process in California?

If approval is required in the state of California, we are confident the Public Utility Commission will recognize the benefit to ratepayers.


Is there a termination date in the agreement?

The agreement allows for termination after 18 months, unless the only remaining conditions are receipt of regulatory approvals, in which case it will be extended for an additional 6 months, plus 60 days if necessary to satisfy waiting periods.


Where can I get a copy of the agreement?

The agreement has been filed with the SEC and is available through EDGAR.


Is there a termination fee in the agreement?

Yes. The agreement calls for a 3% termination fee for both the buyer and seller under certain very well defined circumstances.


What are the multiples for this transaction?

The per-share price represents a 35% premium above the latest closing share price of $34.12, and a 29% premium above the all-time high closing price of $35.60. The enterprise value of $7.5 billion represents a multiple of 12 times EBITDA, 16.4 times EBIT and 28 times EPS for the year 2000. The equity value, based upon the per-share offer price and the number of outstanding shares at June 30, 2001, represents a multiple of 2.7 times above the book value of that equity on that date.


Continued . . .

Analysts Q&A   page 3


Will there be any impact on earnings between the date of the agreement to the date of closing?

Transaction costs will be expensed as required by proper accounting and will impact earnings. However, provisions in the agreement allow American Water Works to continue paying a dividend and to grow that dividend as much as four cents per year. Therefore, shareholders will not be harmed by these charges to earnings. Other provisions in the agreement compensate American Water Works for these expenses if certain events occur and the transaction is not closed.


Is there likelihood that this transaction will not be completed due to regulatory complications?

While both companies are extremely committed to completion of this transaction, it is impossible to predict the outcome of any part of the approval process, and we will not speculate.


Where can information be found about RWE or Thames?

Both companies have Web sites, and RWE's common stock is publicly traded in Europe. On the Internet, their sites are www.rwe.com and www.thames-water.com.


Will financial information continue to be available, conference calls conducted and questions answered by AWK while the merger transaction proceeds?

As long as the common stock of American Water Works remains publicly traded, the company will comply with SEC and NYSE regulations regarding the filing of financial information. It will conduct conference calls regarding that information and respond to requests for information consistent with SEC and NYSE regulations as has been past practice.


##

Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

                                     * * *

American Water Works Company, Inc. (the "Company"), RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Merger, dated as of September 16, 2001, pursuant to which Sub will be merged with and into the Company with the Company surviving the merger (the "Merger"). In connection with the Merger, the Company will be filing a proxy statement with the Securities and Exchange Commission (the "SEC"). SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by the Company with the SEC in connection with the Merger at the SEC's web site at www.sec.gov. Security holders of the Company may also obtain for free a copy of the proxy statement and other documents filed with the SEC by the Company in connection with the Merger by contacting Nancy Macenko, Vice President External Affairs, at (856) 566-4026.

The Company and its subsidiaries and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the Merger. These directors include the following: Marilyn Ware, Gerald C. Smith, J. James Barr,
Henry G. Hager, Ross A. Webber, Frederick S. Kirkpatrick, Paul W. Ware,
Nancy Ware Wainwright, Ray J. Groves, Elizabeth H. Gemmill, William S. White, Anthony P. Terracciano, William O. Albertini, Rhoda W. Cobb and
Horace Wilkins, Jr. and these officers include Joseph F. Hartnett, Jr.,
Daniel L. Kelleher, W. Timothy Pohl, Robert D. Sievers, Ellen C. Wolf,
Nancy A. Macenko and James E. Harrison. Collectively, as of March 5, 2001, the directors and executive officers of the Company may be deemed to beneficially own approximately 21.9% of the outstanding shares of the Company's common stock and under 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series. Stockholders of the Company may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMERICAN WATER WORKS COMPANY, INC.



                                         By:  /s/ W. Timothy Pohl
                                              --------------------------------
                                              Name:  W. Timothy Pohl
                                              Title: General Counsel and
                                              Secretary



     Date: September 17, 2001